Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.916.2151
FOR IMMEDIATE RELEASE

LMI Aerospace Announces Third Quarter 2014 Results and New Strategy
Strong Cash Flow; New Strategic Vision

ST. LOUIS, November 6, 2014 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced its financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Highlights

•	Net sales of $97.3 million and adjusted EBITDA of $15.0 million for the third quarter of 2014

•Generated $21.1 million of operating cash flow and paid down $16.7 million of debt in the third quarter of 2014

•	Initiated further cost reduction actions projected to generate over $1.5 million in recurring annual savings over the $10 million previously announced

•	Announced revised corporate strategy to promote long-term growth and shareholder value

Third Quarter Results

For the third quarter 2014, net sales were $97.3 million, compared to $104.7 million in the third quarter of 2013.  Net income of $1.4 million, or $0.11 per diluted share, was realized in the third quarter of 2014, compared to net income of $2.1 million, or $0.16 per diluted share, in the third quarter of 2013.  Operating income for the third quarter of 2014, excluding $2.4 million of net favorable, non-recurring, unusual items was $4.3 million, compared to $6.8 million in the third quarter of 2013.

"There have been several changes announced since our last earnings release that we believe will positively impact LMI in the future," said Dan Korte, Chief Executive Officer of LMI Aerospace, Inc. "Gulfstream announced two new aircraft, the G500 and G600.  LMI has been awarded content on each variant that exceeds any other Gulfstream platform that the Company is participating in today. We have also announced the first builds of LMI products on two new aircraft, the Mitsubishi Regional Jet and Embraer's KC-390.

"In addition, successful program management led to the reversal of a loss reserve on a long-term production contract, which contributed significantly to profits in the third quarter. We also continued moving forward on creating centers of excellence by announcing today the closure of the former Valent machining operation in St. Charles, Missouri, and relocation of several work packages to other LMI facilities.

"All in all, I am pleased with what we have accomplished thus far in 2014. I believe significant additional opportunities remain for LMI to grow in the years to come." Korte said.

Aerostructures Segment

	Q3		Q3
Net Sales ($ in millions)	2014	% of Total	2013	% of Total

Large commercial aircraft	$41.6	50.2%	$41.6	48.9%
Corporate and regional aircraft	21.4	25.8%	20.5	24.1%
Military	13.0	15.7%	16.4	19.3%
Other	6.9	8.3%	6.6	7.7%
Total	$82.9	100.0%	$85.1	100.0%

Aerostructures revenue decreased 2.6 percent from $85.1 million in the third quarter of 2013 to $82.9 million in the third quarter of 2014, driven primarily by a decline in sales on military programs which was partially offset by an increase in sales on corporate and regional aircraft programs.

Net sales of large commercial aircraft products remained unchanged during the third quarter of 2014 when compared to the third quarter of 2013. Growth in the Boeing 737 and 787 platforms contributed increases of $1.7 million and $1.6 million, respectively, over the prior year quarter. Sales on the Boeing 737, however, were lower than expected, primarily resulting from a change in a customer's inventory practices. These increases were partially offset by a decrease of $3.3 million in sales of Boeing 767 wing modification products and a $1.6 million decrease in sales on the Boeing 747 platform. Net sales to the corporate and regional market grew $0.9 million, primarily due to increased sales of $2.5 million on the Gulfstream G650 aircraft, offset by a $1.2 million reduction in revenues on the Gulfstream G450/G550 aircraft. Net sales of military products declined $3.3 million on the Embraer KC390 program as the non-recurring phase of the program nears completion.

The segment generated gross profit of $20.4 million, or 24.6 percent of net sales, in the third quarter of 2014 versus $17.3 million, or 20.3 percent of net sales, in the third quarter of 2013.  The increase in gross profit margin was primarily the result of a reversal of a loss reserve on a long-term contract of $4.6 million. This increase was partially offset by accelerated depreciation expense of $0.5 million. Excluding the impact of these items, gross profit margin was $16.3 million, or 19.6 percent, in the third quarter of 2014. The decline in the margin in the third quarter of 2014, excluding unusual adjustments, was a result of unfavorable product mix.

Selling, general and administrative expenses were $12.5 million in the third quarter of 2014 versus $11.3 million in the third quarter of 2013. The increase in selling, general and administrative expenses primarily related to increases of $0.4 million in restructuring expenses, $0.5 million in environmental expense, and $0.4 million in accelerated depreciation expense in the third quarter of 2014.

Engineering Services Segment

	Q3		Q3
Net Sales ($ in millions)	2014	% of Total	2013	% of Total

Large commercial aircraft	$6.6	44.9%	$9.9	49.0%
Corporate and regional aircraft	4.4	29.9%	4.0	19.8%
Military	2.7	18.4%	4.8	23.8%
Other	1.0	6.8%	1.5	7.4%
Total	$14.7	100.0%	$20.2	100.0%

The Company has continued to experience a decline in demand in the Engineering Services segment. Engineering Services revenue decreased 27.2 percent from $20.2 million in the third quarter of 2013 to $14.7 million in the third quarter of 2014, driven primarily by reductions in sales in our large commercial aircraft and military programs. Net sales for the third quarter also decreased when compared to sales in the second quarter of 2014 by $3.1 million, or 17.4 percent. If this trend continues, it could lead to a potential impairment.

Gross profit for the segment was $1.6 million, or 10.9 percent of net sales, for the third quarter of 2014, compared to $3.3 million, or 16.3 percent of net sales, for the prior year quarter.  The decrease in gross profit was primarily attributable to the decline in sales, as fixed costs are spread over lower volume. In addition, the third quarter of 2014 was unfavorably impacted by a cumulative catch up adjustment of $0.4 million.

Selling, general and administrative expenses for the segment increased from $2.5 million in the third quarter of 2013 to $2.8 million in the third quarter of 2014. The increase in selling, general and administrative expenses was due to $0.4 million of restructuring expenses in the current quarter.

“We are encouraged by the new opportunities in our Aerostructures segment.  However, we are disappointed with the unexpected demand decline in Engineering Services and we continue to make changes to reposition this segment that we believe can reverse this course." Korte said.

Non-Segment

Interest expense increased $1.6 million in the third quarter of 2014 compared to the third quarter of 2013. The increase in interest expense was primarily related to higher average interest rates.

The Company recognized an income tax benefit for the third quarter of 2014 of $0.8 million, $0.3 million of which related to an income tax carry back.

The company generated cash flow from operations of $21.1 million in the third quarter of 2014 and funded capital expenditures of $2.5 million, resulting in positive free cash flow of $18.6 million.

Backlog at September 30, 2014 was $451.2 million, compared to $463.8 million at September 30, 2013, due to timing of customer orders.

Strategy

                LMI Aerospace is pleased to announce it has revised its corporate strategy under its new leadership team. The Company’s new strategy highlights its vision, mission and goals with a clear focus on operational excellence.  The key future goals of the company are to substantially grow revenue by winning two significant, strategic work packages per year, drive total debt down to enable investment, deliver annual gross margin improvement and integrate our operations into value streams.

"I am excited to share our new strategy with our shareholders.  Our team has invested a significant amount of time on market research, customer outreach, assessing our capabilities and defining our values in creating this strategy.  We feel our mission is critical to achieving the goals we present here and to taking LMI Aerospace to a higher level of performance," Korte said.

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, November 6, 2014, at 9:00 A.M., CST. LMI Chief Executive Officer Daniel G. Korte and Chief Financial Officer Cliff C. Stebe, Jr. will host the call. To participate in the call, please dial 866-307-3343 approximately five minutes before the conference call time stated above.

A live webcast of the call can be accessed directly from LMI Aerospace website at http://ir.lmiaerospace.com/events.cfm and clicking on the appropriate link. A recording of the call will be available for a limited time on the company's website upon completion of the call.

About LMI Aerospace

LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets.  Through its Aerostructures segment, LMI primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries. It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, LMI provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's strategy and outlook for 2014 and beyond, and other statements based on current management expectations, estimates and projections.  Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, difficulties continuing to integrate Valent, less than expected reductions in cost, managing the increased leverage resulting from our notes and revolving credit facility, complying with debt covenants with respect to such indebtedness, and continued decline in demand in the Engineering Services segment, as well as those Risk Factors detailed in the company's Annual Report on Form 10-K for the year ended December 31, 2013, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$2,460	$1,572
Trade accounts receivable, net	64,739	72,853
Inventories	111,099	113,178
Prepaid expenses and other current assets	7,077	4,411
Deferred income taxes	3,228	2,693
Total current assets	188,603	194,707

Property, plant and equipment, net	96,477	103,375
Goodwill	113,223	113,223
Intangible assets, net	52,072	55,465
Other assets	13,851	13,281
Total assets	$464,226	$480,051

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$20,620	$19,388
Accrued expenses	23,793	19,082
Current installments of long-term debt and capital lease obligations	3,142	5,242
Total current liabilities	47,555	43,712

Long-term debt and capital lease obligations, less current installments	269,571	285,369
Other long-term liabilities	2,997	3,915
Deferred income taxes	3,944	2,911
Total long-term liabilities	276,512	292,195

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 13,089,600, and 12,873,208 shares at September 30, 2014 and December 31, 2013, respectively	261	257
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	94,941	92,692
Accumulated other comprehensive loss	(89)	(507)
Treasury stock, at cost, 32,162 and 22,321 shares at September 30, 2014 and December 31, 2013, respectively	(401)	(202)
Retained earnings	45,447	51,904
Total shareholders’ equity	140,159	144,144
Total liabilities and shareholders’ equity	$464,226	$480,051

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Sales and service revenue
Product sales	$81,693	$81,076	$245,349	$246,343
Service revenue	15,642	23,580	53,674	69,844
Net sales	97,335	104,656	299,023	316,187
Cost of sales and service revenue
Cost of product sales	61,535	63,579	195,170	192,309
Cost of service revenue	13,757	20,659	45,215	61,565
Cost of sales	75,292	84,238	240,385	253,874
Gross profit	22,043	20,418	58,638	62,313

Selling, general and administrative expenses	14,615	13,783	41,770	41,862
Contingent consideration write-off	—	—	—	(7,950)
Intangible asset impairment	—	—	—	4,222
Restructuring expense	765	—	2,288	—
Income from operations	6,663	6,635	14,580	24,179

Other (expense) income:
Interest expense	(5,946)	(4,328)	(23,800)	(12,485)
Other, net	(75)	49	205	449
Total other expense	(6,021)	(4,279)	(23,595)	(12,036)

Income (loss) before income taxes	642	2,356	(9,015)	12,143
(Benefit) provision for income taxes	(754)	281	(2,557)	3,567

Net income (loss)	1,396	2,075	(6,458)	8,576
Other comprehensive income (expense):
Change in foreign currency translation adjustment	(112)	118	(18)	(19)
Reclassification adjustment for losses on interest rate hedges included in net earnings, net of tax of $0, $0, $157 and $0	—	—	278	—
Unrealized gain/(loss) arising during period from interest rate hedges, net of tax of $0, ($89), $0 and ($93)	—	(153)	—	(163)
Total comprehensive income (loss)	$1,284	$2,040	$(6,198)	$8,394

Amounts per common share:
Net income (loss) per common share	$0.11	$0.16	$(0.51)	$0.68

Net income (loss) per common share assuming dilution	$0.11	$0.16	$(0.51)	$0.67

Weighted average common shares outstanding	12,740,034	12,617,121	12,704,568	12,604,033

Weighted average dilutive common shares outstanding	12,887,363	12,718,807	12,704,568	12,710,396

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Operating activities:
Net (loss) income	$(6,458)	$8,576
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	17,002	15,230
Contingent consideration write-off	—	(7,950)
Deferred taxes	147	3,091
Intangible asset impairment	—	4,222
Restricted stock compensation	1,442	1,204
Debt issuance cost write-off	8,464	—
Payments to settle interest rate derivatives	(793)	—
Other noncash items	(87)	(326)
Changes in operating assets and liabilities:
Accounts receivable	8,187	(17,835)
Inventories	2,079	(22,698)
Prepaid expenses and other assets	2,003	233
Current income taxes	(2,899)	(29)
Accounts payable	785	(4,951)
Accrued expenses	6,144	2,637
Net cash provided (used) by operating activities	36,016	(18,596)
Investing activities:
Additions to property, plant and equipment	(10,302)	(21,230)
Proceeds from sale of property, plant, and equipment	981	1,942
Net cash used by investing activities	(9,321)	(19,288)
Financing activities:
Proceeds from issuance of debt	250,000	6,160
Principal payments on long-term debt and notes payable	(231,898)	(4,766)
Advances on revolving line of credit	60,000	112,000
Payments on revolving line of credit	(96,000)	(78,000)
Payments for debt issuance cost	(7,881)	—
Other, net	(28)	(304)
Net cash (used) provided by financing activities	(25,807)	35,090
Net increase (decrease) in cash and cash equivalents	888	(2,794)
Cash and cash equivalents, beginning of period	1,572	4,347
Cash and cash equivalents, end of period	$2,460	$1,553
Supplemental disclosure of noncash transactions:
Purchase adjustment of acquisition	—	1,219
Defined contribution plan funding in company stock	$848	$901

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2014	2013	2014	2013

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net income (loss)	$1,396	$2,075	$(6,458)	$8,576
Income tax (benefit) expense	(754)	281	(2,557)	3,567
Depreciation and amortization	5,998	5,496	17,002	15,230
Contingent consideration write-off	—	—	—	(7,950)
Intangible asset impairment	—	—	—	4,222
Stock based compensation	1,007	638	2,031	1,842
Interest expense	5,946	4,328	23,800	12,485
Fair value step up on acquired inventories	—	—	—	2,497
Restructuring expense	765	—	2,288	—
Acquisition and integration expense	64	207	557	969
Other, net	537	(49)	791	(449)
Adjusted EBITDA	$14,959	$12,976	$37,454	$40,989

Free Cash Flow (2):

Net cash provided (used) by operating activities	$21,076	$(1,027)	$36,016	$(18,596)
Less:
Capital expenditures	(2,517)	(3,357)	(10,302)	(21,230)

Free cash flow	$18,559	$(4,384)	$25,714	$(39,826)

1. The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.